Exhibit 99.13

AGREEMENT OF JOINT FILING

We, the undersigned, hereby express our agreement that the attached Schedule 13D/A relating to the shares of common stock, par value $.01 per share, of Five Star Senior Living Inc. dated as of April 5, 2019, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: April 5, 2019

ABP Acquisition LLC

/s/ Adam D. Portnoy
Adam D. Portnoy, President

ABP Trust

/s/ Adam D. Portnoy
Adam D. Portnoy, President

Adam D. Portnoy

/s/ Adam D. Portnoy